Exhibit h(5)

FUNDWIDE EXPENSE LIMITATION AGREEMENT

VALUE LINE LARGER COMPANIES FOCUSED FUND, INC.

FUNDWIDE EXPENSE LIMITATION AGREEMENT (this “Agreement”), adopted effective as of August 1, 2017, by and between EULAV Asset Management (the “Adviser”) and Value Line Larger Companies Focused Fund, Inc. (the “Fund”).

WHEREAS, the Fund and the Adviser have entered into an investment advisory agreement, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund (the “Advisory Fee”);

WHEREAS, the Adviser, EULAV Securities LLC (the “Distributor”), the Fund and certain other Value Line funds are parties to the Value Line Funds Expense Limitation Agreement, dated as of June 15, 2017 (the “Classwide Expense Limitation Agreement”), pursuant to which the Adviser and the Distributor have agreed to waive, pay, or reimburse certain Class Expenses (as defined therein) of the Fund on the terms and conditions set forth therein;

WHEREAS, in addition to incurring Class Expenses, the Fund incurs Fundwide Expenses (as defined in Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”)) that are allocated proportionately between the classes of the Fund based on relative net assets, such that each class bears the same percentage (expressed as a percentage of each class’ relative net assets) of Fundwide Expenses;

WHEREAS, the Adviser has voluntarily determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the Advisory Fee and the other Fundwide Expenses at a specified level during the Term (as defined in Section 2) and therefore has entered into this Agreement with the Fund; and

WHEREAS, the Fund is prepared to repay the Adviser such waived Advisory Fees and such reimbursed or paid Fundwide Expenses on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Expense Limitation.

1.1              Applicable Expense Limit. During the Term, the Adviser agrees to waive all or a portion of its Advisory Fee and to pay or reimburse such other Fundwide Expenses to the extent necessary so that the total Fundwide Expenses of every character allocated to a class of the Fund (excluding acquired fund fees and expenses, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund’s business (e.g., litigation)) (“Fundwide Operating Expenses”) do not exceed the Fundwide Operating Expense Limit (as defined in Section 1.2 below).

1.2              Fundwide Operating Expense Limit. The maximum “Fundwide Operating Expense Limit” shall be equal to 0.90% of the average daily net assets attributable to each class of the Fund.

1.3              Recoupment. The Adviser shall keep a record, as applicable, of the amounts of Advisory Fees waived and other Fundwide Expenses paid or reimbursed (“Prior Expenses”). Subject to the last sentence of this Section 1.3, if at any future date Fundwide Operating Expenses are less than the Fundwide Operating Expense Limit, the Adviser shall be entitled to payment from the Fund of the amount of such Prior Expenses without interest thereon, except to the extent that such payment will cause Fundwide Operating Expenses to exceed the Fundwide Operating Expense Limit. If Fundwide Operating Expenses subsequently exceed the Fundwide Operating Expense Limit, the Adviser’s recoupment of Prior Expenses shall be suspended. If the Adviser’s subsequent recoupment of Prior Expenses shall be resumed to the extent that Fundwide Operating Expenses do not exceed the Fundwide Operating Expense Limit, the Fundwide Operating Expense Limit in Section 1.1 shall (unless previously terminated in accordance with the terms hereof) apply. The Adviser may seek recoupment only for Prior Expenses waived or paid by it during the three fiscal years immediately prior to the fiscal year in which such recoupment occurs; provided, however, that such Prior Expenses may only be recouped hereunder to the extent they were waived or paid after the date of this Agreement. The provisions of this Agreement shall survive its termination to the extent necessary to permit any such recoupment.

1.4              Limitation of Liability. The obligations of the Fund are not personally binding upon, nor will resort be had to the private property of, any of the directors, shareholders, officers, employees or agents of the Fund, but only the Fund’s property shall be bound. The obligations and expenses incurred, contracted for, or otherwise existing with respect to the Fund shall be enforced only against the assets of the Fund.

1.5              Method of Computation. To determine the Adviser’s obligations hereunder, each month the Fundwide Operating Expenses shall be annualized as of the last day of the month. If the annualized Fundwide Operating Expenses for any month exceed the Fundwide Operating Expense Limit, the Adviser shall waive all or a portion of its Advisory Fee for such month in the amount required by Section 1.1, and if necessary, the Adviser shall also reimburse or pay Fundwide Expenses sufficient to reduce the annualized Fundwide Operating Expenses to an amount no higher than the Fundwide Operating Expense Limit.

1.6              Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year during the Term, an adjustment payment shall be made by the Adviser in order that the amount of the Advisory Fees waived and Fundwide Expenses paid or reimbursed by the Adviser to the Fund with respect to the previous fiscal year are sufficient to ensure that the Fundwide Operating Expenses do not exceed the Fundwide Operating Expense Limit.

2.                  Term; Termination. The term (“Term”) of the Adviser’s obligations set forth in Section 1.1 shall begin on August 1, 2017 and end on June 30, 2019. The Term shall be continued from year to year by written agreement of the Adviser and the Fund. Unless otherwise agreed to in writing by the Adviser and the Fund, this Agreement shall terminate automatically upon the termination of the Advisory Agreement. The Fund can terminate this Agreement by giving written notice of termination to the Adviser; provided, however, that Section 1.3 shall survive any such termination in accordance with its terms.

3.                  Miscellaneous.

3.1              Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2              Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s charter or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund.

3.3              Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee or Fundwide Expenses, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, Rule 18f-3 Plan or the 1940 Act, shall have the same meaning as and be resolved by reference to such Agreement or Plan or the 1940 Act and to interpretations thereof, if any, by the US Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.

3.4              No Integration. The terms and conditions set forth in this Agreement are in addition to, and do not supersede, the terms and conditions of the Classwide Expense Limitation Agreement, which Classwide Expense Limitation Agreement shall remain in full force and effect without amendment, change or modification in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

Value Line Larger Companies Focused Fund, Inc.

By: /s/Mitchell E. Appel________________

Mitchell E. Appel

President and Chief Executive Officer

EULAV Asset Management

By: /s/Mitchell E. Appel________________

Mitchell E. Appel

President